Exhibit 99.1

DAN MITCHELL JOINS ARCA BIOPHARMA BOARD OF DIRECTORS

Westminster, CO, February 12 2014 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that Dan Mitchell has been appointed to the Company’s Board of Directors. He will serve on the Audit and Nominating and Corporate Governance Committees of the Board of Directors.

Mr. Mitchell founded and is a Manager of Sequel Venture Partners, L.L.C., a venture capital firm formed in January 1997. Prior to founding Sequel Venture Partners, Mr. Mitchell was a founder in 1986 of Capital Health Venture Partners, a health care focused venture capital firm, where he was a General Partner until 2006. On behalf of Sequel Ventures, Mr. Mitchell led the 1998 Series A financing that initially funded Myogen, Inc., a biopharmaceutical company focused on cardiovascular diseases, participated in subsequent financing rounds and served on the board of directors until Myogen was acquired in 2006. He served on the board of directors of Replidyne, Inc., a publicly-traded pharmaceutical company, from 2002 until the company was acquired in 2009. Mr. Mitchell currently serves on the board of directors of several private companies. Mr. Mitchell holds a B.S. from the University of Illinois and an M.B.A. from the University of California at Berkeley.

“We are honored to have Dan join the ARCA Board of Directors,” said Dr. Michael R. Bristow, President and Chief Executive Officer of ARCA. “With his significant expertise and experience in identifying investment worthy companies and helping to advise those companies in managing their growth, Dan will be a valuable addition to the ARCA Board as we continue the development of Gencaro and look to deliver value to our stockholders.”

“I am delighted to join the Board of ARCA at this important point in its development,” said Mr. Mitchell. “The imminent initiation of the GENETIC-AF trial evaluating ARCA’s Gencaro as potentially the first genetically-targeted atrial fibrillation prevention treatment is a tremendous step in hopefully addressing what we believe is an unmet medical need for new atrial fibrillation treatments. ARCA’s personalized medicine approach to drug development has identified both the compound and the regulatory pathway to potentially achieve that goal.”

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, the role of AF burden in diagnosis and treatment of atrial fibrillation and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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